UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Ultratech, Inc.

(Name of Registrant as Specified In Its Charter)

Neuberger Berman LLC

Neuberger Berman Fixed Income Holdings LLC

Neuberger Berman Investment Advisers LLC

Neuberger Berman Group LLC

Mr. Benjamin Nahum

Mr. James F. McAree

Mr. Amit Solomon

Dr. Ronald Black

Ms. Beatriz V. Infante

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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GLASS LEWIS RECOMMENDS VOTING FOR NEUBERGER BERMAN’S TWO INDEPENDENT DIRECTOR NOMINEES AT ULTRATECH’S ANNUAL MEETING

Glass Lewis Joins ISS in Supporting Both of Neuberger Berman’s Nominees Dr. Ronald Black and Ms. Beatriz V. Infante and Recommends Stockholders Vote the GOLD Proxy Card

NEW YORK, July 7, 2016 /PRNewswire/ — Neuberger Berman LLC and certain of its affiliates (“Neuberger Berman”) that manage investment funds and client accounts that collectively own approximately 7.6% of the outstanding stock of Ultratech, Inc. (NASDAQ: UTEK) ("Ultratech" or the “Company”) has nominated two independent directors for the Board of Ultratech. The Ultratech Annual Meeting of Stockholders (the “Annual Meeting”) is scheduled to be held on July 19, 2016.

Today, Neuberger Berman announced that Glass Lewis & Co., LLC (“Glass Lewis”), a leading independent proxy voting advisory firm has recommended, in a detailed 25-page research report, that Ultratech stockholders vote the GOLD proxy card at the Company’s upcoming Annual Meeting for Neuberger Berman’s two independent director candidates, Dr. Ronald Black and Ms. Beatriz V. Infante. In its research report, Glass Lewis concluded:

“[G]iven the extent of our concerns with Ultratech's extant [governance] architecture, we believe Neuberger's campaign for minority change and fresh perspectives at the board level warrants the support of unaffiliated investors….”

Glass Lewis is the second prominent independent proxy voting advisory firm to recommend that stockholders vote for both of Neuberger Berman’s candidates on the GOLD proxy card.

Benjamin Nahum, Senior Portfolio Manager and Managing Director of Neuberger Berman Investment Advisors LLC, commented, “We are gratified that the two leading proxy voting advisory firms, Glass Lewis and ISS, have endorsed the need for change at Ultratech. Like ISS, Glass Lewis highlighted the strength of our nominees’ qualifications and diverse, relevant experience that each will bring into Ultratech’s boardroom to promote long-overdue and needed change.”

Excerpts from Glass Lewis’ Analysis & Recommendation:

“Ultratech has clearly underperformed all selected benchmarks … generally by substantial margins…”

“Taken in full, we believe the overwhelming bulk of the performance and oversight arguments central to the current campaign weigh rather decisively in Neuberger's favor.”

“…we find the Dissident successfully argues Ultratech's business — and, by extension, the returns it generates for its investors — has increasingly suffered under the preferred approach of management and the board…”

“…we see little reason to suggest investors would benefit from supporting the status quo.”

In reaching its conclusion, Glass Lewis was mindful that Neuberger Berman’s campaign for change at Ultratech was being led by a long-term investor that has rarely criticized a portfolio company in public:

“We also believe it is important to note … that the current contest is being led by Neuberger — a long-term shareholder hardly associated with truculent, opportunistic campaigning — which only initiated the present contest following what appears to have been a reasonable engagement and nomination effort. When that effort ultimately fell short, the Dissident elected to pursue only minority turnover by submitting two candidates for election, [Dr. Ronald Black and Ms. Beatriz V. Infante] both of [whom] we believe bring experience and expertise germane to the opportunities and obstacles faced by Ultratech.” [Emphasis Added]

Mr. Nahum continued, “We are also pleased that Glass Lewis and ISS have both recognized that Ultratech’s misleading allegations about our well-respected director nominees, and the Company’s continued misrepresentation of the facts, is concerning and reckless. We hope that these independent research analyses will finally put an end to Ultratech’s protracted proxy campaign and allow us all to progress toward a more productive outcome for stockholders.”

With regard to Neuberger Berman’s director nominee Beatriz V. Infante, Glass Lewis stated:

“Given Ultratech’s stagnant approach to strategic alternatives in recent years, as well as the lack of turnover and clear planning at the executive level, we consider Ms. Infante’s background supports the argument that she is well positioned to credibly engage with the remainder of the board in relation to many of the key issues facing the Company.”

With regard to Neuberger Berman’s director nominee Dr. Ronald Black, the current CEO of Rambus, Inc., a $1.3 billion semiconductor and IP-related products company, Glass Lewis firmly rejected Ultratech’s careless allegation that Dr. Black is associated with litigation against Ultratech’s customers. Glass Lewis noted:

“Perhaps more concerning is the [Ultratech] board’s rather recklessly framed allegation that prior litigation by Rambus against its customers … would have a material and adverse effect on the Company's relationships. No key aspect of this position … appears to be strongly supported, which lends to a broader impression that Ultratech may be purposely stoking apprehension … as a means to deflate the appeal of Dr. Black's candidacy. The already specious nature of this framework is made more perplexing by the fact that Rambus' own public filings indicate the firm is not presently a participant in any litigation that would require public disclosure. All other things equal, then, we believe unaffiliated investors should place very limited weight on Ultratech's assertions in this regard.”

In response to both Glass Lewis’ and ISS’ unanimous recommendation that stockholders vote for Neuberger Berman’s two highly qualified nominees, Ultratech suggests that the analyses are “flawed and reflect[ ] a fundamental misunderstanding of Ultratech’s business….”  In Neuberger Berman’s opinion, Ultratech’s response once again accentuates its own fundamental weakness, which is that the incumbent management team and current board of directors have an insular depiction of the business and that no business improvement ideas offered from outsiders - no matter how constructive and valuable, are worth considering. To this end, Neuberger Berman fully agrees with Glass Lewis’ statement, “…we believe investors stand to risk considerably more by continuing to support an entrenched and inflexible board room.”

Mr. Nahum concluded by stating, “Ultratech stockholders have a unique opportunity at this year’s Annual Meeting to send a clear message that the status quo is no longer acceptable. We appreciate the support thus far from Glass Lewis, ISS and our fellow stockholders, and we remain highly confident that, if elected, Dr. Black and Ms. Infante will be professional, constructive influences in Ultratech’s boardroom.”

Neuberger Berman encourages its fellow stockholders to review the definitive proxy materials, and additional solicitation materials including stockholder letters and its investor presentation, all of which are available at www.HelpFixUTEK.com.

PLEASE SIGN, DATE, AND MAIL THE GOLD PROXY CARD TODAY

Stockholders with questions should contact Okapi Partners LLC at (212) 297-0720 or Toll-Free (855) 208-8902.

IMPORTANT INFORMATION

On June 13, 2016, Neuberger Berman LLC, Neuberger Berman Fixed Income Holdings LLC, Neuberger Berman Investment Advisers LLC, Neuberger Berman Group LLC, Mr. Benjamin Nahum, Mr. James F. McAree and Mr. Amit Solomon (collectively, the "Neuberger Berman Participants") and Dr. Ronald Black and Ms. Beatriz V. Infante (collectively, with the Neuberger Berman Participants, the "Participants") filed a definitive proxy statement on Schedule 14A (the "Neuberger Berman Proxy Statement") with the Securities and Exchange Commission ("SEC"), along with an accompanying GOLD proxy card, to be used in connection with the Participants' solicitation of proxies from the stockholders of Ultratech, Inc. (the "Company") for use at the Company's 2016 Annual Meeting of Stockholders (the "Proxy Solicitation"). All stockholders of the Company are advised to read the Neuberger Berman Proxy Statement and the accompanying GOLD proxy card because they contain important information. The Neuberger Berman Proxy Statement and the accompanying GOLD proxy card has been or will be furnished to some or all of the Company's stockholders and are, along with other relevant soliciting material of the Participants, available at no charge at the SEC's website at www.sec.gov, from the Neuberger Berman Participants' proxy solicitor, Okapi Partners LLC (Call Toll-Free: (855) 208-8902) and at www.HelpFixUTEK.com .

Information about the Participants and a description of their direct and indirect interests by security holdings and otherwise are contained in the Neuberger Berman Proxy Statement.

To the extent that independent researchers or financial analysts are quoted in this letter, it is the policy of the Neuberger Berman Participants to use reasonable efforts to verify the source and accuracy of the quote. The Participants have not, however, sought or obtained the consent of the quoted source to use any quote as soliciting material. This document may contain expressions of opinion and belief. Except as otherwise expressly attributed to another individual or entity, these opinions and beliefs are the opinions and beliefs of the Neuberger Berman Participants.